                            SCHEDULE 14A INFORMATION


                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No. 1)


    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                        BLYTH HOLDINGS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
                              BLYTH HOLDINGS INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 16, 1997

TO THE STOCKHOLDERS:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Blyth Holdings Inc., a Delaware corporation (the "Company"), will be held on September 16, 1997 at 4:00 p.m., local time, at the Marriott Marquee, 1535 Broadway, New York, New York 10036 for the following purposes:

    1. To elect two (2) Class III Directors to serve until the 2000 Annual Meeting of Stockholders or until their successors are elected and shall qualify (Proposal 1);


    2. To approve the amendment of the Company's Restated Certificate of Incorporation to effect a name change of the Company to OMNIS Technology Corporation (Proposal 2);



    3. To approve an amendment to the Company's Restated Certificate of Incorporation whereby one new share of Common Stock would be issued for each ten presently outstanding shares of Common Stock. (Proposal 3);


    4. To approve an amendment to the Company's 1996 Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 450,000 shares to 1,300,000 shares (Proposal 4);

    5. To approve an amendment to the Company's 1994 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder from 225,000 shares to 400,000 shares (Proposal 5);

    6. To ratify the appointment of Deloitte & Touche LLP as independent public accountants of the Company for the fiscal year ending March 31, 1998 (Proposal 6); and

    7. To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Stockholders of record at the close of business on July 31, 1997 shall be entitled to notice of and to vote at the meeting. All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          Sincerely,
                                          Judith Mayer O'Brien, SECRETARY

San Bruno, California
August [15], 1997

                             YOUR VOTE IS IMPORTANT
  In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope.

                              BLYTH HOLDINGS INC.
                               851 TRAEGER AVENUE
                          SAN BRUNO, CALIFORNIA 94066

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed Proxy is solicited on behalf of the Board of Directors of Blyth Holdings Inc. for use at the Annual Meeting of Stockholders to be held at the Marriott Marquee, 1535 Broadway, New York, New York 10036 on September 16, 1997 at 4:00 p.m., local time, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Company's telephone number is (415) 829-6000. These proxy solicitation materials were mailed on or about August 15, 1997 to all stockholders entitled to vote at the meeting.

RECORD DATE AND SHARE OWNERSHIP


    Stockholders of record at the close of business on July 31, 1997 (the "Record Date") are entitled to notice of and to vote at the meeting and at any adjournment(s) thereof. At the Record Date, 21,096,358 shares of the Company's Common Stock, $0.01 par value, were issued and outstanding.


REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
Chief Financial Officer) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

    On all matters each share of Common Stock has one vote. Directors are elected by a plurality vote of the Common Stock in person or represented by proxy at a meeting. See "Election of Directors--Vote Required."

    The cost of this solicitation will be borne by the Company. The Company has retained the services of Skinner & Co. (the "Agent"), to perform a search of brokers, bank nominees and other institutional owners. The Company estimates that it will pay the Agent a fee of $1,000 for its services and will reimburse it for reasonable out-of-pocket expenses, if necessary. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    The Company's Bylaws provide that stockholders holding a majority of the shares of Common Stock issued and outstanding and entitled to vote on the Record Date shall constitute a quorum at meetings of stockholders. Shares that are voted "FOR," "AGAINST" or "WITHHELD" on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as "entitled to vote on the subject matter" (the "Votes Cast") at the Annual Meeting with respect to such matter.

    While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining the presence or absence of a quorum for the transaction of business and the total number of Votes Cast with respect to a particular matter (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, with the exception of the proposal for the election of directors, abstentions will have the same effect as a vote against the proposal. Because directors are elected by a plurality vote, abstentions in the election of directors have no impact once a quorum exists.

    In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that while broker non-votes may be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Broker non-votes with respect to proposals set forth in this Proxy Statement will therefore not be considered "Votes Cast" and, accordingly, will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

    The Company currently intends to hold its 1998 Annual Meeting of Stockholders in August 1998 and to mail proxy statements relating to such meeting in July 1998. Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 1998 Annual Meeting of Stockholders must be received by the Company no later than April 17, 1998, and must otherwise be in compliance with applicable laws and regulations in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all forms that they file pursuant to Section 16(a). Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no other reports were required for such persons, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and ten-percent stockholders were complied with in a timely fashion, except that Forms 3 filed for Christopher J. Steffen and Patrick R. McEntee were filed late.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth as of the Record Date, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) known by the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, (ii) each director and each nominee for director,
(iii) each of the named executive officers identified in the

Summary Compensation Table appearing herein, and (iv) all directors and executive officers of the Company as a group.

                                                                                              NUMBER OF   PERCENT OF
NAME AND ADDRESS (1)                                                                            SHARES       TOTAL
--------------------------------------------------------------------------------------------  ----------  -----------
Richard J. Hanschen (2).....................................................................     497,500        2.33%
  12102 Vendome Place
  Dallas, TX 75230
Astoria Capital Partner, L.P. (3)...........................................................   1,296,800        6.14%
  735 Second Avenue
  San Francisco, CA 94118
Timothy P. Negris...........................................................................      50,000       *
David C. Colby..............................................................................      92,000       *
Christopher J. Steffen (4)..................................................................      20,000       *
William E. Konrad (5).......................................................................     295,500        1.39%
David R. Seaman (6).........................................................................     210,439       *
Patrick R. McEntee..........................................................................      --          --
Michael J. Minor(7).........................................................................     274,000        1.29%
Stephen R. Lorentzen (8)....................................................................      56,667       *
All directors and executive officers as a group (10 persons)(9).............................   1,506,106        6.96%

------------------------

 *  Less than 1%

(1) Except as otherwise indicated below, the persons whose names appear in the table above have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2) Includes (i) 200,000 shares which are held by VSH II Limited Partnership, of which Mr. Hanschen is a general partner; (ii) 100,000 shares which are held by VSH III Limited Partnership, of which Mr. Hanschen is a general partner; and (iii) warrants to purchase 167,500 shares of Common Stock which are currently exercisable or will become exercisable on September 1, 1997, 30,000 of which are held in the name of Vier Sohne Progeny Trust.

(3) Based solely on a Schedule 13G filed with the Securities and Exchange Commission.

(4) Includes warrants to purchase 20,000 shares of Common Stock exercisable within sixty (60) days of the Record Date held by Mr. Steffen.

(5) Includes warrants to purchase 45,000 shares of Common Stock exercisable within sixty (60) days of the Record Date held by Mr. Konrad.

(6) Includes options to purchase 102,625 shares of Common Stock exercisable within sixty (60) days of the Record Date held by Mr. Seaman.

(7) Includes a warrant to purchase 100,000 shares which is exercisable within 60 days of the Record Date held by Mr. Minor.

(8) Represents warrants exercisable within sixty (60) days of the Record Date held by Mr. Lorentzen.

(9) Includes the shares, options and warrants described in footnote 2 and footnoes 4 through 8.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

NOMINEES

    The Bylaws of the Company provide that the Board of Directors shall be composed of seven directors divided into three classes composed of two members in each of Classes I and II and three members in Class III. The directors are elected to serve staggered three-year terms, with the term of one class of directors expiring each year. Following the meeting there will be one vacancy in each Class I and Class III.

    Unless otherwise specified, each properly executed proxy received will be voted for the election of the two Class III nominees named below, to serve as a director until the 2000 Annual Meeting of Stockholders or until his successor is elected and shall qualify. Mr. Hanschen was first appointed as a Class III director in 1990. Mr. Negris was appointed as a Class III director in February 1997. The nominees have previously consented to be named as nominees in the proxy statement and to continue to serve as directors if elected. Should the nominees become unable or unwilling to accept nomination or election, or should additional persons be nominated at the meeting, the persons named in the enclosed proxy will vote for the election of the nominees hereafter designated by the Board of Directors (or if new nominees have been designated by the Board, in such a manner as to elect such new nominees). The Company is not aware of any reason that either nominee will be unable or will decline to serve as a director. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he is or was to be selected as a director or officer of the Company.

    The following persons have been nominated as Class III Directors:

                                                                                                      DIRECTOR
NAME OF NOMINEE                           AGE                    PRINCIPAL OCCUPATION                   SINCE
------------------------------------     -----     ------------------------------------------------  -----------
Richard J. Hanschen (1).............          74   Chairman and Chief Executive Officer of New             1990
                                                     Business Resources II, Inc., an investment
                                                     firm
Timothy P. Negris...................          42   Chairman, President and Chief Executive Officer         1997
                                                     of the Company

    The term of the following Class I Director will expire at the 1999 Annual Meeting of Stockholders:

                                                                                                      DIRECTOR
NAME                                     AGE*                    PRINCIPAL OCCUPATION                   SINCE
------------------------------------     -----     ------------------------------------------------  -----------
Christopher J. Steffen..............          55   Private Investor                                        1996

    The term of the following Class II Directors will expire at the 1998 Annual Meeting of Stockholders:

                                                                                                      DIRECTOR
NAME                                     AGE*                    PRINCIPAL OCCUPATION                   SINCE
------------------------------------     -----     ------------------------------------------------  -----------
William E. Konrad (1)...............          66   Private Investor                                        1995
David C. Colby......................          43   Chief Operating Officer--Healthcare Services of         1997
                                                     American Medical Response

------------------------

*   As of July 31, 1997.

(1) Member of the Compensation and Options Committee and the Audit Committee

    Except as follows, each nominee has been engaged in his principal occupation set forth above during the past five years. There is no family relationship between any director or executive officer of the Company.

    Mr. Negris joined the Company in November 1996 as Vice President of Marketing and Development. In February 1997 Mr. Negris was promoted to the position of President and Chief Executive Officer and was appointed a member of the Board of Directors. In July 1997, Mr. Negris was appointed Chairman of the Board. Prior to joining the Company, Mr. Negris was employed by IBM Software Solutions Division, serving as Vice President of Sales and Marketing from April 1995 to October 1996, and as Vice President of Applications Development Tools Marketing and Vice President of Industry Solutions Marketing from June 1994 to April 1995. Prior to joining IBM, Mr. Negris was employed by Oracle Corporation as Vice President of Server Product Marketing from March 1993 to January 1994 and Senior Director of Corporate Strategy from December 1991 to March 1993.

    Mr. Steffen served as Vice Chairman and Director of Citicorp/Citibank from May 1993 to December 1996. Mr. Steffen served as Chief Financial Officer and Executive Vice President and Director for Honeywell from April 1989 to February 1993 and acted as Senior Vice President and Chief Financial Officer for Kodak from February 1993 to May 1993.

    Mr. Colby, a Director of the Company since February 1997, was appointed Acting Chief Financial Officer in May 1997. Mr. Colby is currently the Chief Operating Officer of American Medical Responses Health Services Group. From April 1996 to April 1997, Mr. Colby served as Executive Vice President and Chief Financial Officer of American Medical Response, one of the largest operators of health care transportation services in the United States. From July 1988 to April 1996, Mr. Colby was the Senior Vice President and Treasurer at Columbia/HCA Healthcare Corporation, one of the nation's largest hospital operators.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of five meetings and took two actions by written consent during the fiscal year ended March 31, 1997. No director serving during such fiscal year attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of the Board upon which such director served. The Board of Directors has two committees, the Audit Committee and the Compensation and Options Committee. The Board of Directors has no nominating committee or any committee performing such functions.

    The Audit Committee of the Board of Directors consisted of Messrs. Hanschen and Konrad during the last fiscal year and held one meeting. The Audit Committee recommends engagement of the Company's independent public accountants and is primarily responsible for approving the services performed by the Company's independent public accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

    The Compensation and Options Committee of the Board of Directors consisted of directors Hanschen and Konrad during the last fiscal year, held one meeting. The Committee grants stock options to employees of the Company, including officers, pursuant to the Company's stock option plans. The Committee has delegated the responsibility for administering compensation programs (other than option grants) to the Company's executive officers, subject only to overall budget review and approval by the full Board of Directors.

DIRECTOR COMPENSATION

    The Company reimburses directors for travel and other out-of-pocket expenses incurred in attending Board meetings but no cash compensation is otherwise paid to directors.

    The 1993 Directors' Warrant Plan (the "Director Plan") was adopted by the Board of Directors in September 1993 and was approved by the stockholders in August 1994. The Director Plan provides for automatic non-discretionary grants of warrants to non-employee directors ("Outside Directors"). Each Outside Director elected on or after the date of adoption of the Director plan is automatically granted a warrant to purchase 60,000 shares of Common Stock upon the date he or she becomes a director of the Company. Mr. Konrad, Mr. Steffen and Mr. Colby each received such a grant when they were appointed to the Board of Directors. An Outside Director who is elected Chairman of the Board on or after the date of adoption of the Director Plan is automatically granted a warrant to purchase 90,000 shares of Common Stock on the date he or she is first elected Chairman. Thereafter, each Outside Director (other than the Chairman of the Board) is automatically granted a warrant to purchase 5,000 shares of Common Stock on September 1 of each year, provided that he or she has served for at least six (6) months as of such date and is then serving as an Outside Director ("Subsequent Warrant"). Mr. Hanschen received such a grant in September 1995 and 1996 and Mr. Hanschen, Mr. Konrad and Mr. Steffen each will receive such a grant in September 1997. An Outside Director who is serving as Chairman of the Board on September 1 of each year shall automatically be granted a warrant to purchase 7,500 shares of Common Stock, provided that he or she has served for at least six (6) months as of such date and is then serving as Chairman of the Board ("Subsequent Chairman Warrant"). The Director Plan provides that the exercise price of the warrants shall be equal to 100% of the fair market value of the Company's Common Stock on the date of grant of the warrants and that warrants will vest monthly over a three (3) year period.


    As of the Record Date, warrants to purchase 295,833 shares of the Company's Common Stock under the Director Plan were outstanding at a weighted average exercise price of $3.38 per share.


COMPENSATION COMMITTEE' INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation and Options Committee was composed of Messrs. Hanschen and Konrad during fiscal 1997, both non-employee directors.

VOTE REQUIRED

    The Class III directors will be elected by a plurality vote of the shares of the Company's Common Stock present or represented and entitled to vote on this matter at the meeting. Cumulative voting in the election of directors is not authorized by the Company's Bylaws or Certificate of Incorporation. Votes withheld from a nominee and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but because directors are elected by a plurality vote, nominee and broker non-votes will have no impact once a quorum is present. See "Information Concerning Solicitation and Voting--Quorum; Abstentions; Broker Non-Votes."

             MANAGEMENT RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR"
                             THE FOREGOING NOMINEES


                                  PROPOSAL TWO
             AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION
         TO CHANGE THE COMPANY'S NAME TO "OMNIS TECHNOLOGY CORPORATION"



    The Board of Directors is soliciting stockholder approval of an amendment to the Company's Restated Certificate of Incorporation to change the Company's name to "OMNIS Technology Corporation." This proposal is part of the Company's ongoing effort to unify the Company's corporate identity with its brand identity. ONMIS has been the Company's flagship product since 1984 and the Company has recently expanded this product line under the ONMIS brand name. The Board of Directors and the management of the Company believe it will be able to more clearly communicate with customers and potential customers if the corporate operating name is closely aligned with its brand name. To this end, on August 1, 1997 the Company changed the symbol under which its stock trades from "BLYH" to "OMNS".

In addition, in the first quarter of fiscal 1998, the Board of Directors changed the names of the Company's subsidiaries from Blyth Software Inc., Blyth Software Limited and Blyth Software GmbH to OMNIS Software, Inc., OMNIS Software Limited and OMNIS Software, GmbH, respectively.

    The Board of Directors believes that it is in the best interests of the Company and its stockholders to also change the name of the parent corporation from Blyth Holdings Inc. to OMNIS Holdings, Inc.

REQUIRED VOTE

    Under Delaware law, approval of the Amendment requires the affirmative vote of at least a majority of the outstanding shares of Common Stock. An abstention or failure to vote on this proposal is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal. A broker non-vote will not be treated as entitled to vote on this subject matter at the meeting. See "Information Concerning Solicitation and Voting--Quorum; Abstentions; Broker Non-Votes."


             MANAGEMENT RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR"
           THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION
         TO CHANGE THE COMPANY'S NAME TO "OMNIS TECHNOLOGY CORPORATION"


                                 PROPOSAL THREE
                    AMENDMENT TO THE RESTATED CERTIFICATE OF
                 INCORPORATION TO EFFECT A REVERSE STOCK SPLIT


    The Board of Directors believes that it is in the best interests of the Company and its stockholders to effect a reverse stock split whereby each 10 shares of the Company's presently outstanding Common Stock would be automatically converted into one share of the Company's Common Stock (the "Reverse Stock Split"). The Board of Directors is recommending this action primarily to allow the Company's Common Stock to continue to comply with the listing requirements of the National Association of Securities Dealers, Inc. ("Nasdaq") National Market ("NMS") as well as to improve the liquidity of the Company's Common Stock. One of the listing requirements of the Nasdaq NMS is that the Company's Common Stock have a minimum bid price of $1.00 or, in the alternative, the Company's net tangible assets must be greater than $4 million and the market value of its Common Stock must exceed $3 million. The table below summarizes the high and low closing sales prices based on actual trades on the Nasdaq NMS by fiscal quarter since April 1, 1995.


                                                                                      HIGH        LOW
                                                                                    ---------  ---------
Fiscal 1996
  April 1 to June 30, 1995........................................................  $  5.2500  $  2.5625
  July 1 to September 31, 1995....................................................  $  3.3750  $  1.9375
  October 1 to December 31, 1995..................................................  $  2.7500  $  2.1250
  January 1 to March 31, 1996.....................................................  $  3.0625  $  2.1250

Fiscal 1997
  April 1 to June 30, 1996........................................................  $  3.6870  $  2.6880
  July 1 to September 31, 1996....................................................  $  2.6250  $  1.0940
  October 1 to December 31, 1996..................................................  $  1.5340  $  0.5000
  January 1 to March 31, 1997.....................................................  $  1.5635  $  0.4688


    The closing price of the Common Stock was $0.938 on the Record Date. Since November 1996 the closing sales price of the Company's Common Stock on Nasdaq NMS has been approximately $1.00 and has frequently been below $1.00. Although the market value of the Company's Common Stock is significantly in excess of $3 million, the Company's net tangible assets were slightly above $4 million at the end of first quarter. The Company does not expect to be profitable in the second quarter and net tangible assets will most likely drop below $4 million unless the Company completes a financing by the end of such quarter. As a result, in the absence of new equity financing which would increase the amount of the Company's net tangible assets, the Company will be required to effect a reverse stock split in order to ensure that the bid price of the Company's Common Stock is consistently in excess of $1.00. The Board of Directors believes that by effecting the Reverse Stock Split at this time, the Company will not be pressured into seeking equity financing which may not be available to the Company on favorable terms or at all.



    In addition, the Board of Directors believes that the Reverse Stock Split may improve the liquidity of the Company's Common Stock. Frequently, brokers charge trading commissions based upon the number of shares purchased. As a result, this trading commission per share is relatively higher as a percentage of the value of the shares of the Company's Common Stock purchased. The Board of Directors and management believe that the relatively high trading cost of the Company's Common Stock may adversely impact the liquidity of the Company's Common Stock by making it a less attractive investment than the stock of other companies in the Company's industry. If the Reverse Stock Split is effected and the price of the Company's Common Stock rises correspondingly, the trading costs for the Company's Common Stock will decrease significantly.


POTENTIAL EFFECTS OF PROPOSED REVERSE STOCK SPLIT


    If this proposal is approved by the Company's stockholders, one new share of Common Stock ("New Common Stock") will be issued for each 10 presently outstanding shares of Common Stock.



    The Board of Directors believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the Reverse Stock Split will result in a corresponding increase in the price per share of the Company's Common Stock. There can be assurance, however, that the Reverse Stock Split will result in any change in in the price of the Company's Common Stock or that, if the price of the Company's Common Stock does increase as a result of the Reverse Stock Split, such increase will be sufficient to allow the Company to comply with the listing requirements of the Nasdaq NMS. If the Company is unable to comply with the Nasdaq NMS listing requirements, the Company's Common Stock may be delisted from the Nasdaq NMS. Although in such event the Company would attempt to list the Company's Common Stock on the Nasdaq SmallCap market, there can be no assurance that the Company would be successful. If the Company is delisted from the Nasdaq National Market, the Company believes the liquidity and market value of the Company's Common Stock could be materially and adversely affected.



    The Company is presently authorized to issue 40,000,000 shares of Common Stock, $0.01 par value, of which 21,096,358 shares were issued and outstanding at the close of business on the Record Date. The following tables illustrate the principal effects of the Reverse Stock Split to the Company's Common Stock:



                                                                                                       AFTER THE
                                                                                          PRIOR TO      1-FOR-10
                                                                                          REVERSE       REVERSE
                                                                                           STOCK         STOCK
NUMBER OF SHARES                                                                         SPLIT (#)     SPLIT (#)
--------------------------------------------------------------------------------------  ------------  ------------
Common Stock
  Authorized..........................................................................    40,000,000    40,000,000
  Outstanding(1)......................................................................    21,096,358     2,109,636
  Available for Future Issuance.......................................................    18,903,642    37,890,364



    The proposed Reverse Stock Split will not affect any stockholder's proportionate equity interest in the Company, except for those stockholders who would receive cash in lieu of fractional shares. Holders of Common Stock will continue to be entitled to receive such dividends as may be declared by the Board of Directors. To date no dividends on the Common Stock have been paid by the Company. Outstanding warrants and stock options under the Company's stock plans will be adjusted to reflect the ratio of the Reverse Stock Split, if such transaction is effected. The Company's reporting obligations under the Exchange Act will not be affected by the Reverse Stock Split.

    The number of holders of record of Common Stock of the Company as of the Record Date was approximately 170. The Reverse Stock Split and related transactions will not result in a reduction of the number of stockholders of the Company.


AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION AND NOTIFICATION OF
  STOCKHOLDERS


    The Amendment, in substantially the form of Exhibit "A" to this Proxy Statement, has been adopted by the Board of Directors, subject to approval by the Company's stockholders. Upon the filing of appropriate documents to effect the Reverse Stock Split, including the amendment to the Company's Restated Certificate of Incorporation (the "Amendment"), the Board will notify the stockholders that the Reverse Stock Split has been effected.


EXCHANGE OF STOCK CERTIFICATES

    If the Amendment is approved by the Company's stockholders, then when the Board of Directors determines the Reverse Stock Split ratio and timing, the Company will file the Amendment to its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The Reverse Stock Split will become effective on the date of such filing of the Amendment (the "Effective Date") and the stockholders will be notified on or after the Effective Date that the Reverse Stock Split has been effected. The Company's transfer agent will act as the Company's exchange agent (the "Exchange Agent") for holders of Common Stock to exchange their certificates representing shares of the Company's Common Stock.


    As soon as practicable after the Effective Date, stockholders will be notified and requested to surrender their certificates representing shares of Common Stock to the Exchange Agent in exchange for certificates representing New Common Stock. Beginning on the Effective Date, each certificate representing shares of the Company's Common Stock will be deemed for all corporate purposes to evidence ownership of shares of New Common Stock. To the extent a stockholder holds a number of shares not evenly divisible by the actual amount of the Reverse Stock Split, the Company will round up the number of shares of New Common Stock issued to such stockholder to the next nearest whole number of shares.



FRACTIONAL SHARES



    No fractional shares will be issued. Any fractional shares remaining after aggregating all fractional shares held by a stockholder will be rounded up to the nearest whole share. For example, if a stockholder held 101 shares of Common Stock of the Company prior to the Reverse Stock Split, after the Reverse Stock Split such stockholder would hold only 11 shares.


FEDERAL INCOME TAX CONSEQUENCES

    The following description of federal income tax consequences is based on the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. This discussion is for general information only and does not discuss the federal income tax consequences which may apply to non-resident aliens, broker-dealers, stockholders who receive Common Stock in compensatory transactions or insurance companies. This discussion does not address any foreign, state or local tax consequences that may be relevant to the Company's stockholders. Accordingly, stockholders are urged to consult their own tax advisors to determine the particular consequences to them of the Reverse Stock Split.


    The exchange of shares of Common Stock for shares of New Common Stock will not result in recognition of gain or loss. The holding period of the shares of New Common Stock will include the stockholder's holding period for the shares of Common Stock exchanged therefor, provided that the shares of Common Stock were held as a capital asset. The adjusted basis of the shares of New Common Stock will be the same as the adjusted basis of the Common Stock exchanged therefor.


VOTE REQUIRED AND BOARD OF DIRECTORS RESERVATION OF RIGHTS


    Under Delaware law, approval of the Reverse Stock Split requires the affirmative vote of at least a majority of the outstanding shares of Common Stock. An abstention or failure to vote on this proposal is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal. A broker non-vote will not be treated as entitled to vote on this subject matter at the meeting. See "Information Concerning Solicitation and Voting--Quorum; Abstentions; Broker Non-Votes."


NO DISSENTER'S RIGHTS

    Under Delaware law, stockholders are not entitled to dissenter's rights of appraisal with respect to the proposed Amendment to the Company's Restated Certificate of Incorporation to effect the Reverse Stock Split.


                       MANAGEMENT RECOMMENDS A VOTE "FOR"
               APPROVAL TO EFFECT THE REVERSE STOCK SPLIT AND THE
         RELATED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION


                                 PROPOSAL FOUR
                APPROVAL OF AN AMENDMENT TO THE 1996 STOCK PLAN

GENERAL

    The 1996 Stock Plan as amended (the "Option Plan") was adopted by the Board of Directors in May 1996 and approved by the stockholders in August 1996. A total of 450,000 shares of Common Stock were reserved for issuance under the Option Plan.

    The Option Plan provides for the grant to employees of the Company of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the grant of nonstatutory stock options to employees and consultants of the Company. The Option Plan may be administered by the Board or a committee approved by the Board. As of March 31, 1997, no options were outstanding under the Option Plan.

PROPOSAL


    At the Annual Meeting, the Company's stockholders are being requested to approve an amendment to the Option Plan to increase the number of shares reserved for issuance thereunder by 850,000 shares for an aggregate of 1,300,000 shares. The Board is seeking approval of this amendment primarily in connection with the proposed Reverse Stock Split set forth in Proposal 3 which will effect all outstanding options and shares reserved for future issuance under the Option Plan. For example, if the Reverse Stock Split and this proposal to the amend the Option Plan is approved, following such Reverse Stock Split 130,000 shares would be reserved for issuance under the Option Plan, with the number of shares subject to outstanding options under the Option Plan correspondingly reduced.


    The Board of Directors believes that the ability to grant options is important to the future success of the Company. The granting stock options can motivate high levels of performance and provide an effective means of recognizing employee contributions to the success of the Company. The Company believes that this policy is of great value in recruiting and retaining highly qualified technical and other key personnel who are in great demand as well as rewarding and incenting current employees.

    The material features of the Option Plan are outlined below.

SUMMARY OF THE OPTION PLAN

    PURPOSE. The purposes of the Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees and consultants of the Company, and to promote the success of the Company's business.

    ADMINISTRATION. The Option Plan may be administered by multiple administrative bodies. With respect to officers and directors, the Option Plan may be administered by either the Board or one or more committees designated by the Board as may be necessary to comply with the rules governing a plan intended to qualify as a discretionary grant under Rule 16b-3. With respect to persons other than officers or directors, the Option Plan may be administered by the Board or a committee designated by the Board as necessary to comply with applicable law. These multiple administrative bodies shall hereinafter be collectively referred to as the "Administrator."

    ELIGIBILITY. Nonstatutory stock options and stock purchase rights may be granted to employees and consultants of the Company and its subsidiaries. Incentive stock options may be granted only to employees of the Company and its subsidiaries. The Administrator selects the employees and consultants who will be granted options and determines the number of shares to be subject to each option. In making such determination, the Administrator takes into account the duties and responsibilities of the employee or consultant, the value of the services of such employee or consultant, his or her present and potential contributions to the success of the Company, the anticipated years of future service of an employee and other relevant factors. As of June 30, 1997, approximately 120 employees and consultants were eligible to receive options under the Option Plan.

    EXERCISE OF OPTIONS AND PURCHASE OF RESTRICTED SHARES. Options and stock purchase rights vest at such times as are determined by the Administrator and set forth in the option or restricted stock purchase agreement. Generally, options and stock purchase rights vest in equal annual installments over a four-year period with such vesting accelerated in the event of the sale of the Company.

    An option is exercised by delivery of written notice to the Company specifying the number of full shares of Common Stock to be purchased and payment of the purchase price. The method of payment of the exercise price for the shares of purchased upon exercise of an option shall be determined by the Administrator.

    EXERCISE PRICE. The exercise price of options and stock purchase rights granted under the Option Plan is determined by the Administrator. In case of incentive stock options, the exercise price must not be less than 100% of the fair market value of the Common Stock on the date of grant. Incentive stock options granted to stockholders owning more that 10% of the voting stock of the Company are subject to the additional restriction that the exercise price per share of each option must be at least 110% of the fair market value per share on the date of grant. The exercise price of nonstatutory options must not be less than 85% of the fair market value of the Common Stock on the date of grant.

    TERMINATION. If an optionee ceases to be an employee or consultant for any reason other than death or disability, the optionee may exercise an existing unexercised option within such period of time as is specified in the Notice of Grant (to the extent that he or she is entitled to exercise it on the date of termination). In the absence of a specified time in the Notice of Grant, the option shall remain exercisable for three (3) months following the date of termination. If an optionee is "terminated for cause", any unexercised option shall become void and unexercisable on the date of termination.

    If an optionee ceases to be an employee or consultant as a result of the optionee's disability, the unexercised option may be exercised within twelve
(12) months after the date of the optionee's termination, but only to the extent that the optionee was entitled to exercise it on the date of termination.

    If the optionee ceases to be an employee or consultant as a result of the optionee's death, or if the optionee dies after the termination of employment but during the period in which the option would have been exercisable pursuant to the circumstances described above, the unexercised option may be exercised within twelve (12) months after the date of the optionee's death by the executors or administrators of the optionee's estate or by the person(s) who has acquired the option directly from the optionee by will or by the laws of will or by the laws of decent and distribution.

    TERMS. Options and stock purchase rights granted under the Option Plan expire as determined by the Administrator, but in no event later than ten years after the date of the grant. No option may be exercised by any person after such expiration. In addition, incentive stock options granted to stockholders owning more that 10% of the Company's outstanding voting stock may not have a term of more than five years.

    NON-TRANSFERABILITY. An option or stock purchase right is non-transferable by the optionee other than by will or the laws of decent and distribution, and is exercisable during the optionee's lifetime only by the optionee, or in the event of the optionee's death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of an optionee.

    ADJUSTMENTS UPON CHANGES IN CAPITALIZATION; CHANGES OF CONTROL. The number of shares covered by each outstanding option, and the exercise price thereof shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a change in the Company's capitalization, such as a stock split, stock dividend and the like. If the Company is a participant in any merger or consolidation, each outstanding and unexercised option shall be assumed or substituted by the surviving corporation. If such options are not so assumed, they shall become fully exercisable prior to the closing of such merger or consolidation.

    AMENDMENT. The Board may from time to time, with respect to any shares at the time not subject to options, suspend or discontinue the Option Plan or revise or amend it in any respect whatsoever except that, without the approval of a majority of the Company's stockholders, no such revision or amendment shall: (a) increase the number of shares subject to the Option Plan; (b) change the designation of the class of persons eligible to receive options; or (c) amend these provisions to defeat the stated purpose.

    TERMS OF OPTION PLAN. Options may be granted pursuant to the Option Plan during the period expiring on May 20, 2006. The Option Plan shall expire for all purposes no later than May 20, 2016.

    The Company's Common Stock is quoted on the NASDAQ National Market System under the symbol BLYH. On June 30, 1997, the last reported sale price for the Common Stock was $1.031.

UNITED STATES TAX INFORMATION

    Options granted under the Option Plan may be either "incentive stock options" as that term is defined in Section 422 of the Code or nonstatutory stock options.

    INCENTIVE STOCK OPTIONS. An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after the date of grant and one year after the date of exercise of the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) fair market value of the shares on the date of the option exercise or (ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director or 10% stockholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

    NONSTATUTORY STOCK OPTIONS. All other options which do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares exercised over the exercise price. A different rule may apply if the optionee is a director, officer or 10% stockholder. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax withholding by the Company by payment in cash or out of the current earnings paid to the optionee. Upon resale of such shares by the Optionee, any difference between the sales price and the optionee's exercise price, to the extent not recognized as taxable income as described above, will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

    RESTRICTED SHARES. The receipt of restricted shares pursuant to the exercise of stock purchase rights will not result in a taxable event to the participant or the Company until the Company's repurchase rights with respect to such shares expire, unless the participant makes an election under Section 83(b) of the Internal Revenue Code to be taxed as of the date of purchase. If a
Section 83(b) election is made, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of such shares on the date of purchase over the amount paid for such shares. The election must be filed with the Internal Revenue Service no later than 30 days after the date of purchase. If no Section 83(b) election is made, a taxable event will occur on each date on which the participant's ownership rights vest (i.e., when the Company's repurchase rights expire) as to the number of shares that vest on that date, and the holding period for long-term capital gain purposes will not commence until the date on which the shares vest. The participant will recognize ordinary income on each date on which shares vest in an amount equal to the excess of the fair market value of such shares on that date over the amount paid for such shares. However, if the participant is subject to Section 16(b) of the Exchange Act, and if no Section 83(b) election was made at the time of purchase, the recognition date for ordinary income for shares that vest within six months of purchase will be subject to deferral to the date six months after the date of purchase. The Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant, provided that the applicable withholding requirements are satisfied.

    The foregoing summary of the effect of United States federal income taxation laws upon the optionee and the Company in connection with the Option Plan, does not purport to be complete, and reference should be made to the applicable provisions of the Code. In addition, this summary does not discuss the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside.

AMENDED AND NEW PLAN BENEFITS

    The Company cannot now determine the number of options to be received in the future by the Named Executive Officers, all current officers as a group or all employees (including current officers who are not executive officers) as a group. In fiscal 1997, options to purchase 1,216,000 shares of Common Stock were granted to all employees (including current officers who are not executive officers) and options to purchase 1,000,000 shares of Common Stock were granted to all current executive officers as a group. See "Executive Compensation--Stock Option Grants and Exercises" for the number of stock options granted to each of the Named Executive Officers.

REQUIRED VOTE

    The approval of the amendment to the Option Plan requires the affirmative vote of a majority of the shares of the Company's Common Stock present or represented and entitled to vote on this subject matter at the meeting. An abstention is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal. A broker non-vote will not be treated as entitled to vote on this subject matter at the meeting. See "Information Concerning Solicitation and Voting--Quorum; Abstentions; Broker Non-Votes."

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT
       OF THE 1996 STOCK PLAN. THE EFFECT OF AN ABSTENTION IS THE SAME AS
              A VOTE AGAINST THE AMENDMENT OF THE 1996 STOCK PLAN.

                                 PROPOSAL FIVE
                        APPROVAL OF AN AMENDMENT TO THE
                       1994 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

    The 1994 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in May 1994 and the shareholders in August 1994. A total of 225,000 shares of Common Stock have been reserved for issuance under the Purchase Plan. As of July 31, 1997, 60,996 shares remained available for purchase under the Purchase Plan. At the Annual Meeting, the stockholders are being asked to approve an amendment to the Purchase Plan to increase the authorized number of shares of Common Stock under the Purchase Plan by 175,000 shares. The Board of Directors believes it is in the best interests of the Company to amend the stock purchase plan which provides eligible employees the opportunity to purchase the Company's Common Stock through payroll deductions. Since the Company does not contribute to any bonus or retirement program, stock is an important method of rewarding employees for their performance and for business successes reflected in stock price appreciation. The Board believes that this plan will provide incentives, encouraging hard work and dedication aimed at increasing the value of the Company.

PROPOSAL


    At the Annual Meeting, the stockholders are being requested to approve this amendment to increase the number of shares reserved for issuance thereunder by 175,000 shares for an aggregate of 400,000 shares reserved for issuance thereunder. The Board is also seeking approval of this amendment in connection with the proposed Reverse Stock Split which will effect all shares reserved for future issuance under the Purchase Plan. For example, if the Reverse Stock Split and this proposal to increase the number of shares available for purchase under the Purchase Plan are approved, following the Reverse Stock Split, a maximum of 17,500 additional shares will be available for future issuance under the Purchase Plan.


    The Company believes that the Purchase Plan motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of the Company. The Company believes that the Purchase Plan is of great value in recruiting and retaining highly qualified technical and other key personnel who are in great demand as well as rewarding and incenting current employees. The Board of Directors believes that the ability to sell stock under the Purchase Plan will be important to the future success of the Company by allowing it to accomplish these objectives.

    Certain features of the Purchase Plan are outlined below.

SUMMARY OF THE PURCHASE PLAN

    ADMINISTRATION.  The Purchase Plan, which is intended to qualify under
Section 423 of the Code, is administered by the Board of Directors or its Compensation Committee (the "Administrator"). The Compensation and Options Committee of the Board of Directors currently acts as Administrator of the Purchase Plan. All questions of interpretation or application of the Purchase Plan are determined by the Administrator, and its decisions are final, conclusive and binding upon all participants.

    Eligibility and Participation; Withdrawal. Company employees are eligible to participate in the Purchase Plan if they are customarily employed for at least 20 hours per week and more than five months per year. Moreover, the Board may designate that such employees of its subsidiaries are eligible to participate in the Purchase Plan. However, no employee may be granted the right to purchase more than $25,000 worth of Common Stock annually. Eligible employees become participants in the Purchase Plan by filing with the payroll office of the Company a subscription agreement authorizing payroll deductions prior to the applicable offering date of up to 10% of the employee's compensation for an Offering Period (as defined below). An employee may withdraw from the Purchase Plan at any time by giving written notice to the Company. In such a case, all of the payroll deductions credited to the employee's account and not yet used to purchase Common Stock are refunded.

    OFFERING PERIODS. The Purchase Plan is implemented by consecutive and overlapping offering periods of two years ("Offering Periods") with a new Offering Period commencing on the first trading day on or after October 1 and April 1 of each year. The Administrator may change the commencement date and duration of Offering Periods without obtaining stockholder approval.

    PURCHASE PRICE. The purchase price per share at which shares are sold to employees under the Purchase Plan is 85% of the lower of the fair market value of the Company's Common Stock (a) on the date of commencement of the Offering Period or (b) on the applicable Exercise Date within such Offering Period. The applicable "Exercise Date" is the last day of the particular six-month exercise period within the Offering Period. The fair market value of the Company's Common Stock on a given date shall be the closing sale price on Nasdaq NMS. In the event the Common Stock is quoted on the Nasdaq system (but not on the Nasdaq
NMS), the fair market value shall be the average of the closing bid and ask prices for the Company's Common Stock on the date of such determination. In the absence of an established market for the Common Stock, the fair market value shall be determined in good faith by the Board of Directors.

    AUTOMATIC TRANSFER TO LOWER PRICE OFFERING PERIOD. If the fair market value of the Company's Common Stock on any Exercise Date in an Offering Period is lower than the fair market value of the Common Stock on the enrollment date of such Offering Period, then, all participants in such Offering Period will be automatically withdrawn from such Offering Period immediately after the exercise of their option on the Exercise Date and will be automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

    ADJUSTMENT ON CHANGES IN CAPITALIZATION. In the event any change is made in the Company's capitalization, such as a stock split or stock dividend, which results in an increase or decrease in the number of outstanding shares of the Company's Common Stock without receipt of consideration by the Company, the number of shares remaining subject to purchase under the Purchase Plan and the purchase price per share shall be appropriately adjusted. In the event of the proposed dissolution or liquidation of the Company, the Offering Periods will terminate immediately prior to such dissolution or liquidation, unless the Board provides otherwise. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Purchase Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Periods then in progress by setting a new Exercise Date.

    NON-ASSIGNABILITY. No rights or accumulated payroll deductions of a participant under the Purchase Plan may be pledged, assigned or transferred for any reason (other than by will or the laws of descent and distribution), and any such attempt may be treated by the Company as an election to withdraw from the Purchase Plan.

    AMENDMENT AND TERMINATION OF THE PLAN; TERM. The Board of Directors may at any time and for any reason terminate or amend the Purchase Plan. Except upon a change in capitalization, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Purchase Plan is in the best interests of the Company and its stockholders. Except upon a change in capitalization, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or under Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Company shall obtain stockholder approval of amendments to the Purchase Plan in such a manner and to such a degree as required. In any case, the Purchase Plan expires pursuant to its terms in May 2004.

UNITED STATES TAX INFORMATION

    The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and more than one year from the date the shares are purchased, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above.

    The foregoing is only a summary of the effect of federal income taxation upon the recipient and the Company with respect to the stock purchase rights under the Purchase Plan, does not purport to be complete, and does not discuss the tax consequences of a participant's death or the income tax laws of any municipality, state or foreign country in which a participant may reside.

AMENDED AND NEW PLAN BENEFITS.

    Participation in the Purchase Plan is voluntary and is dependent on each eligible employee's election to participate and his or her determination as to the percentage of compensation to be contributed. Participants may also decrease their contributions or withdraw from the Purchase Plan at any time. Therefore, the Company cannot now determine the number of shares which may be purchased in the future on behalf of the Named Executive Officers, all current executive officers as a group or all employees (including current officers who are not executive officers) as a group. No shares were issued to any of the Named Executive Officers in fiscal 1997.

REQUIRED VOTE

    The amendment of the Purchase Plan requires the affirmative vote of a majority of the shares of the Company's Common Stock present or represented and entitled to vote on this subject matter at the meeting. An abstention is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal. A broker non-vote will not be treated as entitled to vote on this subject matter at the meeting. See "Information Concerning Solicitation and Voting--Quorum; Abstentions; Broker Non-Votes."

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
            THE AMENDMENT OF THE 1994 EMPLOYEE STOCK PURCHASE PLAN.
         THE EFFECT OF AN ABSTENTION IS THE SAME AS A VOTE AGAINST THE
               AMENDMENT OF THE 1994 EMPLOYEE STOCK PURCHASE PLAN

                                  PROPOSAL SIX
         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has selected Deloitte & Touche LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending March 31, 1998, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on ratification, the Board of Directors will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

               MANAGEMENT RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
            RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

    The following table shows, as to the Chief Executive Officer and each of the other current executive officers and former executive officers whose salary plus bonus exceeded $100,000, information concerning compensation awarded to, earned by or paid for services to the Company in all capacities during the last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                            COMPENSATION
                                                        ANNUAL COMPENSATION                 -------------
                                         -------------------------------------------------
                                                                             OTHER ANNUAL      AWARDS        ALL OTHER
                                                                             COMPENSATION   -------------  COMPENSATION
NAME AND PRINCIPAL POSITION                YEAR     SALARY ($)   BONUS ($)        ($)        OPTIONS (#)        ($)
---------------------------------------  ---------  ----------  -----------  -------------  -------------  -------------
TIMOTHY P. NEGRIS (1) .................       1997  $   71,590      --            --            750,000     $    60,000
  Chairman, President and Chief               1996      --          --            --             --             --
  Executive Officer                           1995      --          --            --             --             --

DAVID R. SEAMAN (2) ...................       1997  $  126,580      --         $  56,009         --             --
  Vice President and Research and             1996  $  124,332      --         $  48,400         10,000         --
  Development Director of Blyth               1995  $  124,714      --         $  54,412         --             --
  Software Limited

PATRICK R. MCENTEE (3) ................       1997  $   43,750      --            --            100,000         --
  Vice President, Marketing                   1996      --          --            --             --             --
                                              1995      --          --            --             --             --

MICHAEL J. MINOR (4) ..................       1997  $  166,974      --            --            100,000     $   139,515
  Former Chief Executive Officer              1996  $  185,000      --            --             --         $       924
                                              1995  $  185,000      --            --            250,000     $     1,017

STEPHEN R. LORENTZEN (5) .                    1997  $  145,833      --            --             --         $    29,167
  Former President and Chief Operating        1996  $  153,125      --            --            190,000     $    44,765
  Officer                                     1995      --          --            --             --             --

------------------------

(1) Mr. Negris joined the Company in November 1996 as its Vice President of Marketing and Development. Mr. Negris was elected as President and Chief Executive Officer in February 1997. His annual base salary is $180,000. "Other Annual Compensation" represents relocation expenses.

(2) Mr. Seaman is paid in pounds sterling, which have been converted into U.S. dollars at the exchange rate in effect on March 31 of the applicable fiscal year. "Other Annual Compensation" represents the value of the use of an automobile and amounts paid or reimbursed for automobile use ($15,712 in 1995, $11,400 in 1996 and $16,805 in 1997) and amounts contributed to the Blyth Holdings Limited Retirement Benefits Scheme and the Blyth Software Limited Retirement Scheme on Mr. Seaman's behalf (an aggregate of $38,421 in 1995, $37,000 in 1996 and $39,204 in 1997).

(3) Mr. McEntee joined the Company in January 1997 and his annual base salary is $144,200.

(4) Mr. Minor served as President of the Company from June 1991 to May 1995 and as Chief Executive Officer from June 1991 through February 1997. Mr. Minor received a warrant to purchase 100,000 shares of Common Stock in February 1997 as part of his separation from the Company. This warrant has an exercise price of $1.094 and a term of 5 years. See "--Other Employee Benefit Plans and Termination of Employment Arrangement." "All Other Compensation" listed for Mr. Minor in 1996 represents amounts contributed by the Company under its 401(k) Plan and in 1997 includes $138,750 as a severance payment and $765 contributed by the Company under its 401(k) Plan.

(5) Mr. Lorentzen served as President and Chief Operating Officer of the Company from May 1995 through January 1997. "All Other Compensation" listed for Mr. Lorentzen in 1997 includes $29,167 paid as severance. The Company also paid Lorentzen an additional $58,333 as severance following March 31, 1997. "All Other Compensation" listed for Mr. Lorentzen includes $525 contributed by the Company under its 401(k) plan and moving expenses of $44,240 paid to Mr. Lorentzen in connection with his relocation to the San Francisco Bay Area from the East Coast.

STOCK OPTION GRANTS AND EXERCISES

    The following table shows, as to the individuals named in the Summary Compensation Table above, (the "Named Executive Officers") information concerning stock options granted during the fiscal year ended March 31, 1997. This table also sets forth hypothetical gains or "option spreads" for the options at the end of their respective terms, as calculated in accordance with the Rules of the Securities and Exchange Commission. Each gain is based on an arbitrarily assumed annualized rate of compound appreciation of the market price at the date of the grant of 5% and 10% from the date the option was granted to the end of the option term. The 5% and 10% rates of appreciation are specified by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices. The Company does not necessarily agree that this method properly values an option. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock and overall market conditions.

                                                  OPTION GRANTS IN LAST FISCAL YEAR
                                                        INDIVIDUAL GRANTS (1)
                                        ------------------------------------------------------   POTENTIAL REALIZABLE
                                         NUMBER OF                                                 VALUE AT ASSUMED
                                        SECURITIES                                              ANNUAL RATES OF STOCK
                                        UNDERLYING      % OF TOTAL                              PRICE APPRECIATION FOR
                                          OPTIONS     OPTIONS GRANTED   EXERCISE                   OPTION TERM (3)
                                          GRANTED     TO EMPLOYEES IN     PRICE    EXPIRATION   ----------------------
NAME                                      (#)(1)      FISCAL YEAR (2)    ($/SH)       DATE        5%($)       10%($)
--------------------------------------  -----------  -----------------  ---------  -----------  ----------  ----------
Timothy P. Negris.....................     250,000             19%      $  1.0000    11/11/06   $  157,224  $  398,436
                                           500,000             38%          .7188    03/20/07      226,025     572,791
David R. Seaman.......................      10,000              1%         3.3130    05/20/06       20,835      52,801
Patrick R. McEntee....................     100,000              6%         1.2188    01/21/07       76,650     194,245
Michael J. Minor (4)..................     100,000              6%          1.094    02/05/02       30,225      66,790
Stephen R. Lorentzen (5)..............      --              --             --          --           --          --

------------------------

(1) Options granted under the Company's 1987 Stock Option Plan and 1996 Stock Plan are granted with an exercise price not less than at 100% of fair market value of the Company's Common Stock at the date of grant and generally vest over a four-year period.

(2) During the fiscal year ended March 31, 1997, the Company granted a total of 1,316,000 options and warrants to employees.

(3) This column sets forth hypothetical gains or "option spreads" for the options at the end of their respective ten-year terms, as calculated in accordance with the rules of the Securities and Exchange Commission. Each gain is based on an arbitrarily assumed annualized rate of compound appreciation of the market price at the date of grant of 5% and 10% from the date the option was granted to the end of the option term. The 5% and 10% rates of appreciation are specified by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future performance of the Company's Common Stock and overall market conditions.

(4) Mr. Minor received a warrant to purchase 100,000 shares of Common Stock as part of his resignation from the Company in February 1997.

(5) Mr. Minor and Mr. Lorentzen resigned his positions with the Company in January 1997.

    No options were exercised by the Named Executive Officers during the last fiscal year. The following table shows, as to the Named Executive Officers the number of securities underlying options at March 31, 1997. None of such options were in-the-money at March 31, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                           NUMBER OF SECURITIES
                                                                                          UNDERLYING UNEXERCISED
                                                                                        OPTIONS AT MARCH 31, 1997
                                                                                                  (#)(1)
                                                                                        --------------------------
NAME                                                                                    EXERCISABLE  UNEXERCISABLE
--------------------------------------------------------------------------------------  -----------  -------------
Timothy P. Negris.....................................................................      --            750,000
David R. Seaman.......................................................................     100,000         10,000
Patrick R. McEntee....................................................................      --            100,000
Michael J. Minor (3)..................................................................     100,000        --
Stephen R. Lorentzen (3)..............................................................      --            --

------------------------

(1) The Company has not granted any stock appreciation rights and its stock plans do not provide for the granting of such rights.

(2) Calculated by determining the difference between the fair market value of the securities underlying the options at March 31, 1997 (the closing price of the Common Stock of the Company was listed on the NASDAQ National Market at $0.65625 per share on March 31, 1997) and the exercise price of the option. None of the options above are currently in-the-money.

(3) Mr. Minor resigned his position with the Company in February 1997, and Mr. Lorentzen resigned his positions with the Company in January 1997. All of their options, other than the warrant to purchase 100,000 shares granted to Mr. Minor upon his resignation, terminated without being exercised.

OTHER EMPLOYEE BENEFIT PLANS

    EMPLOYMENT CONTRACTS--

    The Service Agreement effective April 1, 1990 between the Company and Mr. Seaman retains Mr. Seaman as the Company's chief technical officer for an initial term of four (4) years, which is automatically renewed for subsequent two year terms unless the agreement is terminated by either party by delivery of six months prior notice. The Service Agreement was automatically renewed for two year terms in April 1994 and April 1996. It provides for an annual base salary of 48,000 pounds sterling, with annual increases based on a United Kingdom consumer index throughout the term of the agreement. In addition, Mr. Seaman is entitled to an annual incentive bonus of 25% of his base salary if certain annual profitability goals are achieved (no bonuses have been paid to date), to an automobile and payments or reimbursements for automobile expenses, and to Company contributions to a retirement plan on his behalf. See "Blyth Holdings Limited Retirement Benefits Scheme" and "Blyth Software Limited Retirement Benefits Scheme."

    BLYTH HOLDINGS LIMITED RETIREMENT BENEFITS SCHEME

    The Company, through its United Kingdom subsidiary, Blyth Holdings Limited (formerly Blyth Holdings Limited), sponsors a retirement plan, the Blyth Retirement Benefits Scheme ("BHL Retirement Plan"). The only participant in the BHL Retirement Plan is David R. Seaman. Participation in the BHL Retirement Plan is frozen; no additional employees may participate. The BHL Retirement Plan provides retirement benefits upon attainment of normal retirement age and incidental benefits in case of death or termination of employment prior to retirement. A participant's normal retirement benefit is 66.66% of his final remuneration, reduced if the participant has less than ten years of service with Blyth Holdings

Limited. Blyth Holdings Limited makes annual contributions under the BHL Retirement Plan to fund promised retirement benefits. The BHL Retirement Plan is partially insured through the Sun Life Assurance Society. The assets held under the BHL Retirement Plan which are not used to pay insurance premiums are held in trust for investment purposes for the benefit of the BHL Retirement Plan. Blyth Holdings Limited retains the right to terminate the BHL Retirement Plan at any time upon thirty days prior written notice.

    BLYTH SOFTWARE LIMITED RETIREMENT BENEFITS SCHEME

    The Company also sponsors a retirement plan called the Blyth Software Ltd. Retirement Benefits Scheme ("Blyth Software Retirement Plan") for substantially all employees of OMNIS Software Limited (formerly Blyth Software Limited). The Blyth Software Retirement Plan provides retirement benefits upon attainment of normal retirement age and incidental benefits in case of death or termination of employment prior to retirement. Blyth Software Limited makes annual contributions under the Blyth Software Retirement Plan to fund promised retirement benefits. In addition, participants are entitled to make voluntary contributions under the Blyth Software Retirement Plan to increase their benefits. Currently, Blyth Software Limited contributes an amount equal to 5/8% of each participants' compensation under the Blyth Software Retirement Plan. Blyth Software Limited retains the right to terminate the Blyth Software Retirement Plan at any time upon thirty days prior written notice.

    401(K) EMPLOYEE SAVINGS PLAN

    The Company established a 401(k) Employee Savings and Retirement Plan (the "401(k) Plan") in November 1992. The 401(k) Plan is a qualified profit sharing plan and salary deferral program under the Federal tax laws and is administered by the Company. All employees of the Company (except for certain specifically excluded classifications as defined in the 401(k) Plan) are eligible to participate in the 401(k) Plan on the first day of each quarter upon attainment of age 21. Participants may defer from 1% to 15% of their total salary (including bonuses and commissions) each pay period through contributions to the 401(k) Plan. The Company makes a matching contribution of 10% of the amount contributed by the participant up to a maximum of 6% of the salary deferral. During fiscal 1997 the Company made $765.00 in contributions on behalf of Mike Minor. All salary deferral and Company matching contributions are credited to separate accounts maintained in trust for each participant and are invested, at the participant's direction, in one or more of the investment funds available under the 401(k) Plan. All account balances are adjusted at least annually to reflect the investment earnings and losses of the trust fund.

    Each participant is fully vested in the portion of his or her account under the 401(k) Plan which such participant contributed. The portion contributed by the Company vests over five years. Distribution may be made from a participant's account upon termination of employment, retirement, disability, death or in the event of financial hardship or attainment of age 59 1/2.

    The federal tax laws limit the amount which may be added to a participant's account for any one year under a qualified plan such as the 401(k) Plan to the lesser of (i) $30,000 or (ii) 25% of the participant's compensation (net of salary deferral contributions) for the year. In addition, not more than $9,500 of compensation may be deferred by a participant through salary deferral contributions in any one calendar year.

    SEVERANCE ARRANGEMENT

    In connection with his resignation from the Company in February 1997, Mr. Minor and the Company entered into a Settlement Agreement and General Release pursuant to which Mr. Minor received a severance payment of $138,750, representing nine months of salary, together with a warrant to purchase 100,000 shares of Common Stock at an exercise price of $1.094 per share. This warrant has a term of five years. Mr. Minor also agreed, among other things, to serve as a consultant to the Company for a period of six months following his resignation.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES EXCHANGE ACT OF 1933, AS AMENDED, OR THE SECURITIES ACT OF 1934, AS AMENDED, THAT MIGHT PURPORT TO INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING
REPORT AND THE PERFORMANCE GRAPH ON PAGE   SHALL NOT BE INCORPORATED BY
REFERENCE INTO ANY SUCH FILINGS.

    The Compensation and Options Committee (the "Committee") of the Board of Directors which was formalized in July 1992 currently consists of Messrs. Hanschen and Konrad. Decisions concerning the compensation of the Company's executive officers are made by the Committee. All decisions by the Committee relating to the compensation of the Company's executive officers are reviewed by the full Board (excluding any interested director), except for decisions including awards to executive officers under the Company's 1996 Stock Plan, which are made solely by the Committee. The Committee has delegated the responsibility for administering compensation programs (other than option grants) for all other Company employees to the Company's executive officers, subject only to overall budget review and approval by the full Board of Directors.

    Pursuant to rules designed to enhance disclosure of the Company's policies on executive compensation, this report is submitted by the members of the Committee to address the Company's compensation policies for fiscal 1997 as they affected the current Chief Executive Officer, the other executive officers named in the Summary Compensation Table, and the former Chief Executive Officers who served during fiscal 1997.

EXECUTIVE OFFICER COMPENSATION PROGRAMS

    The objectives of the overall executive officer compensation program are to attract, retain, motivate and reward key personnel who possess the necessary leadership and management skills through competitive base salary, annual cash bonus incentives, long-term incentive compensation in the form of stock options, and various benefits (including medical and life insurance plans) generally available to employees of the Company.

    The executive compensation policies of the Committee are intended to combine competitive levels of compensation with rewards for above average performance and to align relative compensation with the achievements of key business objectives, optimal satisfaction of customers, and maximization of stockholder value. The Committee believes that stock ownership by management is beneficial in aligning management and stockholder interests and thereby enhancing stockholder value.

    BASE SALARY. Base salary levels for the Company's executive officers are set relative to other companies in the same stage of development in the same industry and geographic area. In determining salaries, the Committee also takes into account the Chief Executive Officer's recommendations, individual experience and contributions to corporate goals, the Company's performance, and, in the case of Mr. Seaman, existing contractual commitments. See "Executive Compensation--Other Employee Benefit Plans--Employment Contracts." Measures of the Company's performance taken into account by the Committee in establishing executive officer compensation include the achievement of significant milestones in the Company's development plan and the relationship of the individual's contribution to the achievement of these goals.

    INCENTIVE BONUSES. The Committee believes that a cash incentive bonus plan can serve to motivate the Company's executive officers and management to address annual performance goals, using more immediate measures for performance than those reflected in the appreciation in value of stock options. However, for fiscal 1997, the Company's goals were targeted toward longer-term objectives for corporate development. As a consequence, the Company did not have any incentive bonus plan for executive officers for fiscal 1997 although certain incentive payments were made to sales executives. The Company's Service

Agreement with David R. Seaman requires the payment of certain incentive bonuses if targeted goals are met. No bonus payments have been made under this agreement to date.

    STOCK OPTION GRANTS. Stock options are granted to executive officers and other employees under the Company's option plan. Stock option grants are intended to focus the attention of the recipient on long-term Company performance which should result in improved stockholder value, and to retain the services of the executive officers in a competitive job market by providing significant long-term earning potential. To this end, stock options generally vest over a four or five-year period. One of the principal factors considered in granting stock options to executive officers of the Company is the executive's ability to influence the Company's long-term growth and profitability. All options are granted at the current market price. Because of the direct relationship between the value of an option and the stock price, the Committee believes that options motivate executive officers to manage the Company in a manner that is consistent with stockholder interests.

    The Company views stock options as an important component of long-term performance-based compensation for executive officers. Senior management generally receives larger grants of stock options, so that their compensation is weighted more heavily toward compensation contingent upon the Company achieving improvements in stockholder value. Option awards to executive officers are generally made at the time of their employment and from time to time thereafter at the discretion of the Committee.

    The stock options granted to the Company's executive officers during fiscal 1997 are consistent with the design of the overall program and are shown in the Summary Compensation Table and table of Option Grants in Last Fiscal Year above.

    OTHER COMPENSATION PLANS. The Company has adopted certain general employee benefit plans in which executive officers are permitted to participate on a parity with other employees. The incremental cost to the Company in fiscal 1997 of benefits provided to executive officers under these life insurance and health plans was less than 10% of the base compensation for executive officers. The Company also provides deferred income and retirement plans. See "Employee Benefit Plans." Benefits under these general plans are not directly or indirectly tied to Company performance.

CHIEF EXECUTIVE OFFICER COMPENSATION.

    In making compensation decisions regarding the Chief Executive Officer, the Compensation Committee generally considers factors such as the Company's progress towards achieving its goals for the year, his leadership and establishment and implementation of strategic direction for the Company, and, to a lesser extent, the relative compensation levels of other comparable companies.

    Mr. Minor resigned as Chief Executive Officer in February 1997 and Mr. Negris was promoted to the position. Mr. Negris was not given an increase in salary at that time, however, he was granted an option to purchase 200,000 shares of Common Stock. No incentive bonus programs have been adopted for executive officers during the past few years. However, the Committee may consider adopting such a program in the future.

    The foregoing report has been furnished by the Compensation and Options Committee of the Board of Directors of Blyth Holdings Inc.

                                          MEMBERS OF THE COMPENSATION
                                          AND OPTIONS COMMITTEE

                                          Richard J. Hanschen
                                          William E. Konrad

Dated: July 29, 1997

                        COMPANY STOCK PRICE PERFORMANCE

    The following graph demonstrates a five-year comparison of cumulative total stockholder return, calculated on a dividend reinvestment basis and based on an initial investment of $100 in the Company's Common stock as compared with the CRSP Index for Nasdaq (US & Foreign Companies) Index and the CRSP Index for Nasdaq Computer and Data Processing Stocks Index. No dividends have been declared or paid on the Company's Common Stock during such period. The stock price performance shown on the graph following is not necessarily indicative of future price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           BLYTH HOLDINGS INC.   NASDAQ MARKET (US & FOREIGN)    NASDAQ COMP/DATA PROCESSING
3/31/92                    100                             100                            100
3/31/93                    508                             115                            112
3/31/94                    231                             125                            115
3/31/95                    154                             137                            154
3/29/96                     89                             186                            219
3/31/97                     20                             206                            239

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                          THE BOARD OF DIRECTORS

Dated: July 29, 1997

                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                             OF BLYTH HOLDINGS INC.

    Blyth Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation law of the State of Delaware (the "Corporation") does hereby certify as follows:

    FIRST: That the Board of Directors of the Corporation by unanimous written consent of its members, filed with the minutes of the Board, duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for the submission of the matter to the stockholders of the Corporation for consideration and approval. The resolution setting forth the proposed amendment is as follows:

       "RESOLVED: That Article Fourth of the Certificate of Amendment of Restated Certificate of Incorporation be amended to read as follows:

FOURTH.

    4.1 This corporation is authorized to issue two classes of stock to be designated, respectively, "common" and "preferred." The number of common shares authorized is 40,000,000, each with a par value of $0.01. The number of preferred shares authorized is 3,000,000, each with the par value of $1.00.

    4.2 Upon the filing of this Certificate of Amendment with the Secretary of State of Delaware, each ten (10) currently outstanding shares of Common Stock of the Company shall be consolidated and combined into one share of Common Stock. No fractional shares of Common Stock shall be issued upon such reverse stock split; any fractional shares that would otherwise result as to any holder shall be rounded up to the nearest whole share."

    SECOND: That thereafter, pursuant to the resolution of its Board of Directors, the amendment of the Certificate of Incorporation was adopted and ratified by the unanimous written consent of the stockholders of said corporation.

    THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, Blyth Holdings Inc. has duly caused this Certificate of
Amendment to be signed and attested by its duly authorized officers this     day
of September, 1997.

                                By:  -----------------------------------------
                                            Timothy P. Negris, President

                                Attest

                                By:
                                     -----------------------------------------
                                            Judith M. O'Brien, Secretary

PROXY    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                              BLYTH HOLDINGS INC.
                      1997 ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 16, 1997

    The undersigned stockholder of Blyth Holdings Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated August 15, 1997, and hereby appoints Timothy P. Negris and Patrick R. McEntee or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1997 Annual Meeting of Stockholders of Blyth Holdings Inc. to be held on September 16, 1997, at 4:00 p.m. local time, at the Marriott Marquee, 1535 Broadway, New York, New York 10036, and at any adjournment(s) thereof and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1.  ELECTION OF DIRECTORS:

/ /   FOR the nominees listed below (except as       / /   WITHHOLD authority to vote for the nominees listed
      indicated).                                          below.
                              RICHARD J. HANSCHEN            TIMOTHY P. NEGRIS

2. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A NAME CHANGE OF THE COMPANY TO OMNIS HOLDINGS, INC.;
                / /  FOR          / /  AGAINST          / /  ABSTAIN


3. TO APPROVE AN AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION WHEREBY ONE NEW SHARE OF COMMON STOCK WOULD BE ISSUED FOR 10 PRESENTLY OUTSTANDING SHARES OF COMMON STOCK;

                / /  FOR          / /  AGAINST          / /  ABSTAIN

4. PROPOSAL TO AMEND THE 1996 STOCK PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER FROM 450,000 SHARES TO 1,300,000 SHARES;
                / /  FOR          / /  AGAINST          / /  ABSTAIN

5. PROPOSAL TO AMEND THE 1994 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER FROM 225,000 SHARES TO 400,000 SHARES;
                / /  FOR          / /  AGAINST          / /  ABSTAIN

6. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 1998;
                / /  FOR          / /  AGAINST          / /  ABSTAIN

    and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

                         (CONTINUED, AND TO BE SIGNED AND DATED ON REVERSE SIDE)

        THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR: (1) THE ELECTION OF THE NOMINATED DIRECTORS,
    (2) FOR APPROVAL OF AN AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO OMNIS HOLDINGS, INC., (3) FOR APPROVAL OF A 1-FOR-10 REVERSE STOCK SPLIT AND THE RELATED AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, (4) FOR THE AMENDMENT TO THE COMPANY'S 1996 STOCK PLAN, (5) FOR THE AMENDMENT TO THE COMPANY'S 1994 EMPLOYEE STOCK PURCHASE PLAN, (6) FOR RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF.


Dated: --------------------------------------------------------- , 1997

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                               Signature

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                               Signature

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)